Exhibit 99.5
MEDIA CONTACTS:
Bob Pearson, Dwayne Cox
(512) 728-3256, (512) 728-6236
bob_pearson@dell.com
dwayne_cox@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL ANNOUNCES NEW GLOBAL CONSUMER ORGANIZATION
Ron Garriques, Former EVP of Motorola and President of Its Mobile Devices Division, to Join Dell as President, Global Consumer Group
ROUND ROCK, Texas, February 16, 2007—Dell today announced the appointment of Ron Garriques to serve as President, Global Consumer, effective February 19, 2007. Mr. Garriques, who was most recently EVP of Motorola, Inc. and President of Mobile Devices Division, will report to Michael Dell, Chairman and CEO of Dell Inc.
     “As the number of people online doubles from one to two billion over the next several years, the majority of new consumers will be located in fast-growing and emerging markets,” said Michael Dell. “We are asking Ron to create a new global consumer organization that will set new standards for innovative product design, leadership in providing the best customer experience, and flexibility in how we build and distribute products and services to meet the evolving needs of our customers around the world.

     Mr. Garriques will lead a new organization that will include the portfolio of all consumer products – from desktop and notebooks to software and peripherals, as well as product design and sales.
     “We grew our U.S. consumer business over ten-fold in ten years,” said Mr. Dell. “From this position of strength we’ve established robust share positions in many of the leading consumer businesses in the world including Japan, the U.K. and Canada.
     “Our broad reach provides us with a strong foundation as we globalize our consumer organization,” added Mr. Dell
     Mr. Garriques has served in various leadership roles at Motorola. He was most recently responsible for the Mobile Devices division, a $28 billion global business. Garriques has held several senior-level positions at Motorola, including senior vice president and general manager of the Europe, Middle East and Africa Region for PCS (Personal Communications Services) where he drove sales, customer satisfaction and market share improvements and senior vice president and general manager, worldwide product line management for PCS.
     Prior to Motorola, Mr. Garriques held management positions at AT&T Network Systems, Lucent Technologies and Philips Consumer Communications.
     Mr. Garriques holds an MBA from The Wharton School at the University of Pennsylvania, a master’s degree in mechanical engineering from Stanford University and a bachelor’s degree in mechanical engineering from Boston University.
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